THIRD AMENDMENT TO EXPENSE LIMITATION AGREEMENT


This Third Amendment ("Amendment") to the Expense Limitation Agreement ("Agreement") dated as of July 9, 2002 between ICON Funds, a Massachusetts business trust (the "Trust") and ICON Advisers, Inc. ("ICON Advisers"), a Colorado corporation and is effective as of January 29, 2004.

Pursuant to the terms of the Agreement, ICON Advisers had previously agreed to pay expenses related to Class C and Class I shares of the ICON Bond Fund, ICON Covered Call Fund, ICON Equity Income Fund and ICON Long/Short Fund (the "Funds") to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement.

The ICON Funds Board of Trustees authorized the issuance of an additional class of shares of the Funds on November 14, 2003 which have been designated Class Z shares. ICON Advisers has also agreed to pay expenses related to Class Z shares of the Funds to the extent that Total Fund Operating Expenses of Class Z exceed certain limits.

Accordingly, ICON Advisers and the Trust hereby amend Schedule A to the Agreement as follows to include the expense limitations applicable to Class Z of each of the Funds:

                                   SCHEDULE A
                           As amended January 29, 2004

                                                           Expense Limit

Fund Name                                   Class C             Class I          Class Z


ICON Bond Fund                               1.90%               1.30%            1.05%
ICON Covered Call Fund                       2.20%               1.45%            1.20%
ICON Equity Income Fund                      2.20%               1.45%            1.20%
ICON Long/Short Fund                         2.30%               1.55%            1.25%

All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ICON FUNDS                                 ICON ADVISERS, INC.

By: /s/Erik L. Jonson                      By: /s/Andra C. Ozols

Name:  Erik L. Jonson                      Name: Andra C. Ozols

Title:  Vice President & CFO               Title:  Vice President